UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 15, 2013

OMEROS CORPORATION

(Exact name of registrant as specified in its charter)

Washington	001-34475	91-1663741
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 Elliott Avenue West

Seattle, Washington 98119

(Address of principal executive offices, including zip code)

(206) 676-5000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 15, 2013, the board of directors of Omeros Corporation (“Omeros”) appointed Michael A. Jacobsen as Vice President, Finance and Chief Accounting Officer, and designated Mr. Jacobsen as the company’s principal financial officer and principal accounting officer. On such date, Gregory A. Demopulos, M.D., Omeros’ President, Chief Executive Officer and Chairman of the Board of Directors, ceased to serve as the company’s interim Chief Financial Officer and its principal accounting officer.

Mr. Jacobsen, 55, joined Omeros on September 3, 2013. Prior to joining Omeros, Mr. Jacobsen served as Vice President of Finance of Sarepta Therapeutics, Inc., a publicly traded biotechnology company, from September 2011 to May 2013 and as its Chief Accounting Officer from September 2011 to December 2012. At Sarepta, Mr. Jacobsen’s responsibilities included finance and accounting, purchasing, facilities and information technology. From April 2007 to August 2011, Mr. Jacobsen was Vice President and Chief Accounting Officer at ZymoGenetics, Inc., a publicly traded biotechnology company acquired by Bristol-Myers Squibb in October 2010. Prior to his service with ZymoGenetics, Mr. Jacobsen held various roles from October 2001 to April 2007 at ICOS Corporation, a publicly traded biotechnology company acquired by Eli Lilly in January 2007, including Senior Director of Finance and Corporate Controller. From April 1995 to October 2001, Mr. Jacobsen held Vice President of Finance or Chief Financial Officer roles at three companies in the software, computer hardware and internet retailing industries, two of which were publicly traded. Mr. Jacobsen is a certified public accountant and received his bachelor’s degree in accounting from Idaho State University.

Mr. Jacobsen’s annual salary is $285,000 and he will be eligible to participate in any bonus program approved by the compensation committee of the board of directors. In addition, on September 25, 2013, the compensation committee of the board of directors granted Mr. Jacobsen an option award under the Omeros 2008 Equity Incentive Plan to purchase up to 103,500 shares of Omeros common stock with an exercise price of $9.37 per share, the closing price of Omeros’ common stock on The NASDAQ Global Market on such date. Subject to Mr. Jacobsen’s continued employment with Omeros, 25% of the shares subject to the option award will vest on September 3, 2014, which is the first anniversary of the start of Mr. Jacobsen’s employment, and the remainder of the shares subject to the option award will vest in equal monthly installments over the following three years. In the event of a change in control, as described in the Omeros 2008 Equity Incentive Plan, the vesting of the option award will be accelerated to the extent of 50% of the remaining unvested shares; however, if the option award is not assumed or substituted in the change in control by the successor corporation, all of the unvested shares subject to the option award will become fully vested and exercisable immediately prior to the change in control. Further, under the terms of the option award, if within 12 months following a change in control Mr. Jacobsen is terminated without cause or as a result of a constructive termination, as defined in the option award, the option award will fully vest and become exercisable. Mr. Jacobsen has also entered into Omeros’ standard indemnification agreement for officers and directors, the form of which previously was filed as Exhibit 10.1 to Omeros’ Form S-1 filed on January 9, 2008.

As of the date of this Current Report on Form 8-K, neither Mr. Jacobsen nor any of his immediate family members is a party, either directly or indirectly, to any transaction that would be required to be reported under Item 404(a) of Regulation S-K, nor is Mr. Jacobsen a party to any understanding or arrangement pursuant to which he is to be selected as an officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OMEROS CORPORATION

By:	/s/ Gregory A. Demopulos
Gregory A. Demopulos, M.D.
President, Chief Executive Officer, and Chairman of the Board of Directors

Date: October 16, 2013